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                                  LAW OFFICES
                        Silver, Freedman & Taff, L.L.P.
      A LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS

                          1100 NEW YORK AVENUE, N.W.
                          WASHINGTON, D.C. 20005-3934
                                (202) 414-6100


SIDNEY J. SILVER, P.C.                                  TELECOPIER NUMBER
ROBERT L. FREEDMAN, P.C.                                  (202) 682-0354
BARRY P. TAFF, P.C.
HOWARD J. ROSS, P.C.                                        OF COUNSEL
DAVID B. MYATT, P.C.                                  EARL L. METHENY, P.C.
JAMES S. FLEISCHER, P.C.                                 JOHN B. SELMAN*
JEFFREY M. WERTHAN, P.C.                                 JAMES W. LANCE*
KIP A. WEISSMAN, P.C.                                    NANCY M. STILES
MARTIN L. MEYROWITZ, P.C.                                 SHEILA FOOTER
RICHARD S. GARABEDIAN, P.C.                            MARTIN J. O'RIORDAN*
RICHARD E. BYER, P.C.
CHRISTOPHER R. KELLY, P.C.                         WRITER'S DIRECT DIAL NUMBER
DAVE M. MUCHNIKOFF, P.C.                                  (202) 414-6103
JANE K. STORERO, P.C.
STEVEN M. ABRAMSON, P.C.
BRIAN L. ALPERT, P.C.
GARY A. LAX, P.C.
BETH A. FREEDMAN*
MICHAEL S. SADOW
G. SCOTT LESMES*
BRIAN S. TAFF
MICHAEL R. CLAMPITT*
DIANA McKEARNEY*
CRAIG M. SCHEER*

*NOT ADMITTED IN D.C.

                                  May 2, 1996




    Board of Directors
    Barrington Bancorp, Inc.
    120 S. Hough Street
    Barrington, Illinois  60010

          Re: FEDERAL INCOME TAX CONSEQUENCES ARISING FROM THE MERGER
              CONTEMPLATED BY THAT CERTAIN AGREEMENT AND PLAN OF MERGER BY AND BETWEEN FIRST CHICAGO NBD CORPORATION AND BARRINGTON BANCORP, INC. DATED JANUARY 25, 1996 ("AGREEMENT").

    Gentlemen:

          In accordance with your request and to facilitate the filing and processing of the holding company application with Regulatory Authorities and the Registration Statement with the SEC relating to the transactions contemplated by the Agreement, set forth hereinbelow is the opinion of this firm relating to certain federal income tax consequences of the Merger pursuant to which Barrington Bancorp, Inc. ("BBI") will be merged into First Chicago NBD Corporation ("FCN").

          Capitalized terms used herein which are not expressly defined herein shall have the meaning ascribed to them in the Agreement.

    The following assumptions have been made in connection with our opinions hereinbelow:
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Board of Directors
Barrington Bancorp, Inc.
May 2, 1996
Page 2


          1. The Merger will be implemented strictly in accordance with the terms of the Agreement.

          2. All conditions precedent contained in the Agreement shall be performed or waived prior to completion of the Merger.

          3. The representations of the parties to be made in their respective tax representation letters to counsel as of the Effective Time in the form of Exhibits A and B hereto shall be true and correct.

          4. All of the stockholders of BBI are residents of the United States of America.


                                    OPINION
                                    -------

          Based solely on our review of the Agreement and the assumptions set forth hereinabove and our analysis and examination of federal income tax laws, rulings, regulations and judicial precedents as of the date hereof, we render the following opinion.

          (1) The Merger will qualify as a "reorganization" under Section 368(a)(1)(A) of the Code and FCN and BBI shall each be a party to the "reorganization."

          (2) No gain or loss will be recognized by FCN and BBI by reason of the Merger.

          (3) Except as provided in paragraph 6 below, no gain or loss will be recognized by any stockholder of BBI upon the exchange of BBI Common Stock solely for FCN Common Stock in the Merger.

          (4) The basis of the FCN Common Stock received by each stockholder of BBI who exchanges BBI Common Stock solely for FCN Common Stock in the Merger will be the same as the basis of the BBI Common Stock surrendered in exchange therefor (subject to any adjustments required as the result of receipt of cash in lieu of a fractional share of FCN Common Stock).

          (5) The holding period of the FCN Common Stock received by a stockholder of BBI in the Merger will include the holding period of the BBI Common Stock surrendered in exchange therefor, provided that such shares of BBI Common Stock were held as a capital asset by such stockholder at the Effective Time.
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Board of Directors
Barrington Bancorp, Inc.
May 2, 1996
Page 3



          (6) Cash received by a BBI stockholder in lieu of a fractional share interest of FCN Common Stock as part of the Merger will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of FCN Common Stock which such stockholder would otherwise be entitled to receive and will qualify as capital gain or loss (assuming the BBI stock was a capital asset in such stockholder's hands at the Effective Time).

      No opinion is expressed as to the tax treatment of the transactions under the provisions of any of the other sections of the Code and regulations thereunder which may also be applicable thereto, or to the tax treatment of any conditions existing at the time of, or effects resulting from, the transactions which are not specifically covered by the opinions set forth above. This opinion is subject to withdrawal, modification or update at any time prior to the Effective Time.

                              Very truly yours,

                              SILVER, FREEDMAN & TAFF, L.L.P.

                              /s/ Silver, Freedman & Taff, L.L.P.
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